Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-76518, No. 333-70135, No. 333-82673, No. 333-35978, No. 333-40256, No. 333-134009, No. 333-144058, No. 333-151474, No. 333-160468 and No. 333-169074 on Form S-8 and No. 333-152751 on Form S-3 of our reports dated  February 28, 2011, relating to the financial statements of M/I Homes, Inc., and the effectiveness of M/I Homes, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of M/I Homes, Inc. for the year ended December 31, 2010.

/s/DELOITTE & TOUCHE LLP
Columbus, Ohio
February 28, 2011